Exhibit 99.1

News Release

Contact: Autumn M. Latimore
Senior Vice President
Public Relations Director
414-278-1860 PHONE
414-380-9082 CELL
autumn.latimore@associatedbank.com

Associated Regulatory Agreement to Terminate; Agrees to

Enhance its Bank Secrecy Act Practices

GREEN BAY, Wis. – February 27, 2012 – Associated Banc-Corp (NASDAQ: ASBC) has been advised by the Federal Reserve Bank of Chicago that it has complied fully with the terms of the April 6, 2010 Memorandum of Understanding (MOU). As a result, the MOU is expected to terminate in March, 2012.

Separately, Associated has consented to an order from the Comptroller of the Currency (OCC) to enhance its Bank Secrecy Act practices. The consent order addresses compliance with the Bank Secrecy Act (BSA) and requires the bank to bring its BSA Program into full compliance with applicable Federal law.

“We are pleased with the expected termination of the MOU. This action is reflective of the considerable progress Associated has made on enhancing its board governance, capital planning and stress testing,” said Philip B. Flynn, President and CEO, Associated Banc-Corp. “As for the BSA matter, we appreciate the OCC’s diligence in their review of our current BSA Program. We have already implemented a number of the recommended enhancements to our practices and are committed to swiftly and thoroughly addressing all of the issues identified.”

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NASDAQ: ASBC) has total assets of $22 billion and is one of the top 50 financial services holding companies operating in the United States. Headquartered in Green Bay, Wis., Associated has more than 250 banking locations serving more than 150 communities throughout Wisconsin, Illinois and Minnesota. The company offers a full range of banking services and other financial products and services. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

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